Exhibit 10.13

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this "Release") is made and entered into as of May 12, 2022 (the "Effective Date"), between Dennis Gile ("Shareholder"), Signing Day Sports, LLC, an Arizona limited liability company ("SDS LLC"), Signing Day Sports Baseball, LLC, an Arizona limited liability company ("SDSB LLC"), Signing Day Sports Football, LLC, an Arizona limited liability company ("SDSF LLC") and Signing Day Sports, Inc., a Delaware corporation ("SDS Inc.", and, together with SDS LLC, SDSB LLC, and SDSF LLC, "SDS"). SDS and Shareholder are sometimes hereinafter referred to as each, a "Party," and collectively, the "Parties."

RECITALS

A. SDS LLC was formed on January 21, 2019 in the State of Arizona and commenced operations at that time. SDS LLC intended to do a public offering, and determined that the best corporate form to do so would be as a Delaware corporation, which would require SDS LLC to redomesticate to Delaware as a Delaware limited liability company, and for that same Delaware limited liability company to convert to a Delaware corporation (these actions collectively to be known as the "Conversion").

B. On June 5, 2020, a Certificate of Formation for Signing Day Sports, LLC, a Delaware limited liability company ("SDS LLC – DE"), and a Certificate of Conversion of SDS LLC into SDS LLC – DE were filed with the Delaware Secretary of State with the intention of completing the first part of the Conversion process, but the appropriate Arizona statutory requirements and filings with the Arizona Corporation Commission to complete the conversion of SDS LLC into SDS LLC – DE were not properly taken at that time, and therefore SDS LLC is still an active entity registered with the Arizona Corporation Commission.

C. SDS LLC formed SDSF LLC on September 29, 2020, and SDSB LLC on November 25, 2020, in the State of Arizona, as wholly-owned subsidiaries of SDS LLC.

D. On September 9, 2021, on the understanding and belief that the Conversion of SDS LLC to SDS LLC – DE had properly taken place, a Certificate of Incorporation for SDS Inc. and a Certificate of Conversion of SDS LLC – DE to SDS Inc. were filed with the Delaware Secretary of State with the intention of completing the second part of the Conversion process. Since that date, SDS, Inc. has been operating under the understanding and belief that the Conversion was effective.

E. In order to proceed with a financing or equity transaction, including a public offering, the Board of Directors of SDS Inc. and the Members of SDS LLC deem it advisable that SDS LLC, SDSF LLC, and SDSB LLC be merged with and into SDS Inc., in order to consolidate all membership interests and assets of SDS LLC, SDSF LLC, and SDSB LLC with SDS Inc. in accordance with the intention behind the Conversion actions described above, and, as part of which merger process, the Board of Directors and the Members will ratify all the prior actions taken with the intention of effecting the Conversion (collectively, the "Corrective Merger Actions");

F. In order to facilitate any subsequent financing or equity transaction of SDS Inc., the Parties have approved the Corrective Merger Actions and confirmed the current ownership of

all outstanding shares of common stock of SDS Inc. and now seek to release and waive any claims that SDS or any Shareholder may have to with respect to any aspect of the Corrective Merger Actions, including, without limitation, their resulting ownership in SDS, Inc.

G. In order to make sure that there is a clear understanding between the Parties regarding the capitalization of SDS Inc., the Parties also seek to release and waive any claims that any Shareholder may have against any other Shareholder.

AGREEMENT

Accordingly, in consideration of the mutual promises, covenants, and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby acknowledge, understand, covenant, and agree as follows:

1. Current Ownership of Shareholder:

   a. SDS and Shareholder hereby agree that, as of the date hereof, the only outstanding shares of capital stock of SDS Inc. that Shareholder owns is as set forth on the capitalization table attached as Exhibit A to this Release (the "Capitalization Table").

   b. Except as set forth on the Capitalization Table, Shareholder represents and warrants that there are no outstanding convertible securities, options, warrants, calls, rights, commitments or other agreements or arrangements that provide for the issuance of any shares of capital stock of SDS Inc. or any other security convertible into or exchangeable for shares of capital stock of SDS Inc. to Shareholder.

   c. Shareholder represents that he is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act") and acknowledges the issuance of the shares to Shareholder was made in reliance on a private placement exemption to "accredited investors" within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under state law and Shareholder further acknowledges that he acquired any shares issued to them solely for investment purposes, for their own account and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof.

2. Shareholder Release and Discharge; Covenant Not to Sue.

   a. Except for obligations of SDS arising under this Release, Shareholder, on his own behalf and on behalf of Shareholder's spouse, and his heirs, executors, personal representatives, beneficiaries, successors, assigns, parents, subsidiaries, divisions, related parties, predecessors, and affiliates, and each of its and their present and former owners, members, managers, stockholders, officers, directors, employees, agents, attorneys, representatives, successors, beneficiaries, related parties, and affiliates (collectively, "Representatives"), does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and discharge SDS, its parents, subsidiaries, divisions, related parties,

successors, assigns, predecessors, and affiliates, and each of its and their present and former owners, members, managers, stockholders, officers, directors, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, including, without limitation, those shareholders listed on the Exhibit A Capitalization Table, individually and collectively (the "Released Parties"), from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that Shareholder or Shareholder's Representatives ever had, now have, or may hereafter have or acquire against the Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the date of this Release relating to SDS, including without limitation, Shareholder's direct or indirect ownership of shares of SDS's capital stock, or Shareholder's direct or indirect ownership of membership interests of SDS LLC, SDS LLC-DE, SDSF LLC, or SDSB LLC, as applicable, any representations made to Shareholder by any managing member, member, officer, director, manager, or other Representative of SDS, and/or the ownership, operation, business, affairs, management, or financial condition of SDS (collectively, a "Claim"), *provided, however*, that nothing in this Release is intended to release any rights that any Party or Shareholder may have under the terms of that certain Severance General Waiver and Release Agreement between Shareholder and SDS Inc., dated March 22, 2022, attached hereto as Exhibit B (the "Severance Agreement"), for which Shareholder received a severance payment of $53,500.00 pursuant to Section 1 of the Severance Agreement, paid on March 24, 2022 and the terms of the Severance Agreement, including any releases contained therein, are to remain in full force and effect notwithstanding the provisions of this Agreement. Further, Shareholder and Shareholder's Representatives hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and waive their rights to any Claim, distributions, payments, or other amounts that they believe should have been paid or are owed to them by SDS LLC, SDS LLC-DE, SDSF LLC, SDSB LLC, or SDS Inc.

b. In order to make sure there is a clear understanding regarding the capitalization of SDS Inc., each Party hereto irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever releases and waives any Claims that they may have with respect to ownership interests in SDS LLC, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc., whether past, present, future, or contingent, and affirms that he does not own any interests in SDS Inc. beyond that set forth on the Capitalization Table.

c. Shareholder, for Shareholder and for any of his Representatives, irrevocably covenants that neither he nor any of his Representatives will, directly or indirectly, sue, commence any proceeding against, or make any demand upon any Released Party in respect of any of the matters released and discharged pursuant to Section 2(a) above.

3. Attorneys' Fees and Costs. Each Party shall bear its own attorneys' fees and costs arising from the claims and incurred in the negotiation and execution of this Release.

4. Indemnification. This Release may be pleaded by any of the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against any of them in violation hereof. If any Claim is brought or maintained by Shareholder or his Representatives against any Released Party in violation of this Release, then Shareholder will be responsible to indemnify, defend and hold the Released Party harmless for all claims, costs and expenses (including without limitation reasonable attorneys' fees and costs) incurred by the Released Party in defending same.

5. Complete Release. Shareholder hereby represents and warrants to each Released Party that there are no additional Persons affiliated with Shareholder that are necessary to effectuate the release and extinguishment contemplated herein. Shareholder hereby represents, warrants, and agrees that he has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate, or transfer to any Person whatsoever any Claim hereinabove released. Shareholder hereby represents, warrants, and agrees to indemnify, defend, and hold harmless each Released Party from any such assignment, subrogation, or transfer of Claims.

6. Confidentiality. The Parties agree that the terms, provisions, and existence of this Release shall remain confidential and shall not be disclosed to any third party (other than each Party's employees, but only as necessary to further the performance of such employee's job), except as may be mutually agreed to by the Parties in writing or as required by law. Notwithstanding the above, it shall be permissible for the Parties to disclose the terms of the Release to any necessary financial, legal, accounting, or tax advisers for the limited purpose of receiving such advice, so long as such advisers respect and maintain the confidentiality of this Release. It shall also be permissible for a Party to disclose the terms, provisions, and existence of this Release to a court in connection with enforcement of this Release. SDS may disclose the terms of the Release if required in connection with any future capital financing or investment transaction by SDS, including without limitation, the issuance of common stock, preferred stock, convertible stock, debt, convertible debentures, convertible debt, debt with warrants or any other securities convertible into common stock, or any form of debt instrument involving any form of equity participation.

7. No Disparagement. Shareholder shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of SDS or any other Released Parties. Notwithstanding the foregoing, nothing in this Release shall preclude Shareholder from communicating or testifying truthfully (a) to the extent required or protected by law, (b) to any federal, state, provincial or local governmental agency, or (c) in response to a subpoena to testify issued by a court of competent jurisdiction.

8. Acknowledgment and Interpretation. Shareholder acknowledges and agrees that (a) SDS has advised Shareholder in this writing of Shareholder's right to consult with an attorney prior to signing this Release; (b) Shareholder has carefully read and fully understands all of the provisions of this Release, and (c) Shareholder is entering into this Release (including the releases set forth herein) knowingly, freely and voluntarily in exchange for good and valuable consideration. This Release has been negotiated by and between Shareholder and the Released Parties; any legal or equitable principles that might require the construction of this Release or any provision hereof against the party drafting this Release will therefore not apply in any construction or interpretation of this Release, and the provisions of this Release will instead be interpreted in a reasonable manner to effect the intentions of the parties and beneficiaries hereto and of this Release. The section headings contained in this Release are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Release.

9. Entire Agreement; Successors. This Release constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any other prior or contemporaneous agreements (oral or written) between the Parties relating to the subject matter hereof, and shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors, and permitted assigns.

10. Newly Discovered Facts Or Claims. Shareholder is aware that he/she may hereafter discover claims or facts in addition to or different from those he/she now knows or believes to be true with respect to the matters released herein. Nevertheless, it is Shareholder's intention to fully, finally, and forever settle and release all such matters, and all Claims relative thereto, that now exist, heretofore have existed, or arise in the future between Shareholder or Shareholder's Representatives, on the one hand, and any Released Party, on the other hand. In furtherance of such intention, the releases given herein will remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different claims or facts related thereto. In furtherance of this intention, Shareholder hereby acknowledges that he/she has read and is familiar with California Civil Code Section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

To the extent that the provisions of California Civil Code Section 1542, as well as the provisions of any and all comparable or similar statutes or principles of law of California or any other state or federal jurisdiction might be deemed applicable, they are hereby expressly waived by Shareholder with the full knowledge and understanding of the consequences and effects of this waiver. This Release shall be, and remain, in effect despite the discovery or existence of any new or additional fact, or any fact different from that which Shareholder now knows or believes to be true. Notwithstanding the foregoing, nothing in this Release shall be construed as, or constitute, a release of any Party's rights to enforce the terms of this Release.

11. Severability. Any term or provision of this Release that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12. Amendments. This Release shall not be amended or modified except upon mutual written agreement between the Parties.

13. Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the domestic laws of the State of Delaware, without giving effect to any conflict of law principle or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

14. Counterparts. This Release may be executed in multiple counterparts and by facsimile or other electronic transmission, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the Parties have executed this Release effective as of the date first above written.

SHAREHOLDER:

DocuSigned by:

805DD37230B24C5...
Dennis Gile

Signing Day Sports, LLC, an Arizona limited liability company

By: ___________________________________
Name: John Dorsey
Its: Chief Executive Officer

Signing Day Sports, Inc., a Delaware corporation

By: ___________________________________
Name: John Dorsey
Its: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Release effective as of the date first above written.

SHAREHOLDER:

____
Dennis Gile

Signing Day Sports, LLC, an Arizona limited liability company

By: ____________________________________
Name: John Dorsey
Its: Chief Executive Officer

Signing Day Sports, Inc., a Delaware corporation

By: ____________________________________
Name: John Dorsey
Its: Chief Executive Officer

EXHIBIT A

Capitalization Table

(see attached)

Signing Day Sports, Inc. Capitalization Table

Does not include stock options*, SAFEs**, or Convertible Notes***

Name of Shareholder	Percentage	Shares
Dennis Gile	37.58%	14,081,885
Dorsey Family Holdings, LLC	17.48%	6,549,699
Spencer Bayston	1.60%	600,000
Virginia Byrd	10.24%	3,838,922
Midwestern Interactive, LLC	1.07%	400,000
Jed Smith	5.34%	2,000,000
Bayston Family Limited Partnership	2.00%	750,000
Joshua Donaldson, Trustee of the Joshua A. Donaldson Revocable Trust	3.60%	1,350,000
35'sNextChapters LLC	2.00%	750,000
William Greene	0.20%	75,000
Matthew Atkinson	5.11%	1,916,366
Clayton Adams	4.85%	1,816,366
Herbert and Sandra Irvine as Joint Tenants with Rights of Survivorship	0.24%	89,820
Deene Beauchamp	0.08%	29,940
Shawn and Jill Olson	1.32%	496,296
Jeffrey Smith, Trustee of the Jeffrey L. Smith Living Trust	0.49%	185,185
DeWayne L. Corvin	0.16%	59,880
John Russell and Valerie Russell, Trustees of the Valerie P. Russell Revocable Trust	0.08%	29,940
Jonathan Byrd	0.10%	37,037
Zone Right, LLC	6.46%	2,419,162
Total:	**100.00%**	**37,475,498**

Potential Additional Dilution Shares:

*Stock Options Promised	2,177,355
Estimated SAFE Shares *(see below) -This is for **ILLUSTRATION PURPOSES ONLY because actual amount depends on trigger event.*	5,579,593
***Estimated Convertible Note Shares *(see below) -This is for **ILLUSTRATION PURPOSES ONLY** because actual amount depends on trigger event.*	4,705,224
Total Estimated Shares including Potential Additional Dilution:	**49,937,670**

** **Promised Stock Options**: The Company has not yet adopted a Stock Option Plan, but has promised to award the following options: (a) 1,500,000 stock options comprising 250,000 common stock options to each of the 6 Directors of the Company (excluding Dorsey), (b) an aggregate 667,355 common stock options to the CEO and CFO of the Company and (c) 10,000 common stock options to an ambassador agent of the Company which options are contingent on the Company closing on IPO on or before May 8, 2022.*

*** **SAFEs**: The SAFEs are subject to different conversion calculations depending on the event triggering conversion as described in the SAFE (e.g. an equity financing or an automatic conversion at the end of 18 months because no other triggering event has occurred). For illustration purposes, assuming (i) automatic conversion of the SAFEs happened today, (ii) that the convertible notes described below convert into 4,705,224 shares of common stock for a total company capitalization of 44,358,077, and applying a $100,000,000 valuation and a 20% valuation discount, the SAFEs would convert into 5,579,593 shares of common stock of the Company.*

**** **Convertible Notes**: The Convertible Notes are subject to different conversion calculations depending on the event triggering conversion as described in the Notes (e.g., an IPO or other liquidity event). For illustration purposes, assuming the optional conversion right is exercised today, based on the current capitalization and the $50,000,000 assumed valuation specified for an optional conversion in the Notes, there would be 4,705,224 additional shares issued; provided however, that each holder of Notes is subject to a maximum 9.99% ownership of the shares of capital stock of the Company at any one time. This illustration calculation does not account for the 6% interest component.*

EXHIBIT B

Severance Agreement

(see attached)

SIGNING DAY SPORTS, INC.

SEVERANCE
GENERAL WAIVER AND RELEASE AGREEMENT

DENNIS GILE

I elect to receive the special benefits under the Signing Day Sports, Inc. (the "Company") Severance and provide the following General Waiver and Release ("Release"):

1. Termination and Description of Special Benefits.

I understand that my employment with the Company will be terminated effective as of the close of business on January 1st, 2022 (the "Termination Date"). I also understand that regardless of whether I sign this Release, I will be paid my normal salary through the Termination Date, and will continue to receive health care benefits through the Termination Date so long as I continue to contribute to the costs of those programs. I also understand that the special benefit I will receive by timely signing and not revoking this Release is a severance payment equal to $53,500.00. I understand that I will receive my severance payment check, less employment and income tax withholding, no later than ten (10) days after the Termination Date, or ten (10) days after the date I deliver a signed copy of this Release to the Company, whichever date occurs later.

I further understand that after the Termination Date, I will be offered health benefits coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for a period of up to eighteen (18) months. Coverage will be provided under COBRA only if I sign applicable COBRA enrollment forms and submit required payments to the Company's COBRA administrator in a timely fashion.

2. General Release of Claims.

I hereby release the Company (as defined in paragraph 5 below) from, and covenant not to sue the Company with respect to, any and all claims I have against the Company.

3. Claims to Which Release Applies.

This Release applies both to claims which are now known or are later discovered. However, this Release does not apply to any claims that may arise after the date I execute the Release. Nor does this Release apply to any claims which may not be released under applicable law.

4. Claims Released Include Age Discrimination and Employment Claims.

The claims released include, but are not limited to:

(a) claims based on breach of contract, covenant of good faith and fair dealing, state or federal whistleblower statute or regulation, tort (including defamation, invasion of privacy, or intentional infliction of emotional distress), misrepresentation, wrongful discharge, terms and conditions of employment, discrimination, harassment, and retaliation;

(b) claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.);

(c) claims arising out of or relating in any way to my employment with the Company or the conclusion of that employment or any actions or inactions of the Company relating to me in any way; and

(d) claims arising under any federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits (including wage claims of all types, whether for non-payment, late payment, overtime, bonuses, commissions, deductions and/or penalties).

5. Release Covers Claims Against Related Parties.

For purposes of this Release the term "the Company" includes the Company and all of its past, present, and future parents, subsidiaries and affiliates, and other current or former related entities thereof, and all of the past, present, and future officers, directors, employees, agents, members, insurers, legal counsel, and successors and assigns of said entities. Therefore, the claims released include claims I have against any such persons or entities.

6. The Terms "Claims" and "Release" are Construed Broadly.

As used in this Release, the term "claims" shall be construed broadly and shall be read to include, for example, the terms "rights," "causes of action (whether arising in law or equity)," "damages," "demands," "obligations," "grievances" and "liabilities" of any kind or character. Similarly, the term "release" shall be construed broadly and shall be read to include, for example, the terms "discharge" and "waive." Nothing in this Release is a waiver of my right to file any charge or complaint with administrative agencies such as the United States Equal Employment Opportunity Commission which, as a matter of law, I cannot be prohibited from or punished for filing (hereafter, "Excepted Charge"), although the Company's acknowledgment of this exception does not limit the scope of the waiver and release in paragraphs 2–7 herein, and I waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any Excepted Charge, with regard to any claim released herein.

7. Release Binding on Employee and Related Parties.

This Release shall be binding upon me and my spouse, agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

8. Additional Consideration.

I have executed this Release in consideration for the payments and benefits described in paragraph 1 above. I acknowledge that these payments and benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from the Company. These payments and benefits are sufficient to support this Release.

9. Opportunity to Consider this Release; Consultation with Attorney.

I have read this Release and fully understand its terms. I am hereby being offered twenty-one (21) calendar days following the date on which this Release was presented to me to consider

this Release. I am hereby advised in writing to consult with an attorney before signing this Release and I have done so or had the opportunity to do so.

10. All Representations in Documents.

In entering into this Release, I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Release. This Release sets forth the entire agreement between the Company and me and completely supersedes any prior agreements, oral statements or understandings concerning the termination of my employment and any benefits I might receive following that termination. This Release does not supersede my obligations and the Company's rights under any agreement I have previously signed or executed with the Company pertaining to matters of confidentiality, intellectual property, the issuance or ownership of Company stock, or restrictive employment covenants. Specifically, with regard to any shares of Company stock, I acknowledge and agree that I will continue to be subject to the same lock-up terms that apply to the Company's CEO, John Dorsey. I agree that I am not entitled to any other severance or benefits, vacation, bonus, commission or other payments of any kind, except those described in this Release.

11. Voluntary Agreement.

I have read this Release and fully understand its terms. I have entered into this Release knowingly and voluntarily and understand that its terms are binding on me.

12. Partial Invalidity of Release.

If any part of this Release is held to be unenforceable, invalid or void, then the balance of this Release shall nonetheless remain in full force and effect to the extent permitted by law.

13. Headings.

The headings and subheadings in this Release are inserted for convenience and reference only and are not to be used in construing the Release.

14. Applicable Law and Venue.

Arizona law will apply in connection with any dispute or proceeding concerning this Release. Insofar as federal law does not control, venue as to any dispute regarding this Release, or interpretation thereof, shall be exclusively in Phoenix, Arizona.

15. Relationship of Severance Benefits to My Rights Under Other Benefit Plans.

I understand that the payments payable to me under paragraph 1 above shall not be taken into account for purposes of determining my benefits under any other qualified or nonqualified plans of the Company, including accrued rights I may have, if any, to retirement benefits under the Company's pension plans.

16. No Sexual Harassment.

I represent and warrant that I have not suffered any sexual harassment or sexual abuse in connection with my employment by the Company, or by any officer, manager, employee, agent,

customer, or supplier of the Company; that I am not currently aware of any facts or circumstances that would give rise to a sexual harassment or sexual abuse claim against the Company; and that this Agreement and the Severance is not a settlement or payment related to a sexual harassment or sexual abuse claim.

17. Confidentiality.

I agree that I will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Release or the fact that I have entered into this Release, to any person, corporation, association, government agency, or other entity, other than my spouse, legal counsel, and tax advisor, except (1) to the extent necessary to report income to appropriate taxing authorities, or (2) in response to an order or subpoena of a court or government agency of competent jurisdiction. However, notice of receipt of such order or subpoena shall be immediately communicated to the Company telephonically and in writing, so that the Company shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to my response to such order or subpoena. I agree that my spouse, legal counsel, and tax advisor shall be bound by this confidentiality provision. Any violation of this section is considered a material breach of this Release, subjecting me to a claim for damages resulting from such breach. If I violate this confidentiality provision before the Company makes the payment specified in paragraph 1 above, then the Company's obligation to make such payment shall be extinguished; however, all other terms of this Release shall remain in effect.

18. Confidential/Proprietary Information and Intellectual Property.

Notwithstanding any concurrent obligations that I owe to the Company relating to its confidential or proprietary information or Intellectual Property, that may or may not arise from separate employment-related agreements I have previously executed with the Company, the applicability of which shall continue and be effective after my execution of this Release, I agree to keep confidential and not to use or disclose to others any secret or confidential information, proprietary information, or trade secrets of the Company or its members, customers, or insureds that I acquired during my employment with the Company. I also agree to disclose to any future employers the existence and extent of any obligations that I owe to the Company relating to its confidential or proprietary information or Intellectual Property, including the existence of any employment-related agreements I have previously executed with the Company. "Confidential information" includes information, including electronically stored information, that is proprietary to the Company and not publicly known, that an employee conceives, originates, discovers, or develops, in whole or in part, or that was obtained or accessed as a result of my employment with the Company. I further agree that all materials, reports, data, plans, designs, concepts, models, documentation, software, products, and modifications ("Inventions") I developed during my employment at the Company are the property of the Company and deemed "works made for hire." I hereby assign and transfer to the Company any right, title, or interest in such inventions, including, but not limited to, patent, trademark, service mark, copyright, industry property protection, trade secret, or any other intellectual property rights ("Intellectual Property"). I agree to cooperate fully with the Company by executing any necessary documents and taking any other steps as may be reasonably requested by the Company to perfect the Company's sole and exclusive ownership of Inventions and to pursue Intellectual Property in the United States and any foreign countries. I understand that nothing in this Release prohibits me from reporting to any governmental authority information concerning possible violations of law or regulation and that I may disclose trade secret information to a government official or to an attorney and use it in certain

court proceedings without fear of prosecution, liability, or retaliation, provided I do so in compliance with 18 U.S.C. § 1833.

19. Non-disparagement.

I agree not to make disparaging remarks about the Company, or its products, services or practices (including, but not limited to, human resources and other company practices) in any manner, including but not limited to, statements on the internet, through any type of media, through any posts on social media platforms, and through communications with any individuals or entities of any sort subject to the exclusion set forth below. To the extent they exist, I shall immediately take down any website, internet statements, blog post, or other social media posts in any way relating to the Company, and shall refrain from publishing or posting any such material relating to the Company in the future.

Nothing in this Release shall be construed to prevent me from communicating with any government agency regarding matters that are within the agency's jurisdiction.

20. Return of the Company Property.

I agree to return all Company documents, intellectual property and trade secrets, and other Company property currently in my possession, care, custody, or control within five (5) days of my Termination Date, including without limitation any Company-issued laptop, iPad and employee badge, and or all originals and all copies, electronic or otherwise, of all the Company's confidential, proprietary, or trade secret information in my possession, custody, or control or in the possession, custody, or control of my agents or representatives, including all electronic copies which may be stored on any devices (i.e, cellular phones, tablets, personal computers, USB flash drives, cloud account storage accounts, memory cards, CD-ROMs, external hard drives, and similar) which I may have utilized in the course of my duties at the Company and or otherwise accessed or accrued during my tenure with the Company. Severance benefits will be contingent on my timely return of Company property in reasonable condition.

Further, I represent and warrant that I have not retained any electronic or physical copies of any of the above-described Company property and that I have returned and permanently destroyed all information belonging to the Company and I will not utilize any Company confidential, proprietary, or trade secret information which I may have learned during the course of my employment with the Company.

21. Cooperation in Defense of Actions.

I agree to cooperate, at the request of the Company, in the defense and/or prosecution of any charges, claims, and/or lawsuits relating to matters occurring during the period of my employment and about which I may have relevant information.

22. Seven Day Revocation Period.

I understand that I have a period of seven (7) calendar days following the date I deliver a signed copy of this Release to revoke this Release by giving written notice to Attention: John Dorsey at 9112 E. Verde Grove View, Scottsdale, AZ, 85255. This Release and my entitlement to

payment under paragraph 1 above will be binding and effective upon the expiration of this seven-day period if I do not revoke the Release, but not before that time.

Dennis Gile (Feb 28, 2022 10:25 MST)
Dennis Gile

Date Feb 28, 2022

Received and acknowledged by:

Signing Day Sports, Inc.

John Dorsey
John Dorsey (Mar 22, 2022 08:54 PDT)
John Dorsey
Chief Executive Officer

Date Mar 22, 2022